U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 3

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,

Section 17(a) of the Public Utility Holding Company Act of 1935 or

Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

Pok                                                                     David                                  Beng Kwong

(Last)                            (First)              (Middle)

No. 1, Jalan SS 3/46, Petaling Jaya

(Street)

Selangor Darul Ehsan, Malaysia

(City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

9/26/01

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Issuer Name and Ticker or Trading Symbol

Avani International Group, Inc. (AVIT)

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5.   Relationship of Reporting Person to Issuer

     (Check all applicable)

     [_]  Director                             [X]  10% Owner

     [_]  Officer (give title below)           [_]  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)

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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned

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                                               3.

                      2.                       Ownership Form:

1.                    Amount of Securities     Direct (D) or     4.

Title of Security     Beneficially Owned       Indirect (I)      Nature of Indirect Beneficial Ownership

(Instr. 4)            (Instr. 4)               (Instr. 5)        (Instr. 4)

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Common Stock

$.001 par value       500,000                       D

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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction

     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned

         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                           5.

                                             3.                                            Owner-

                                             Title and Amount of Securities                ship

                      2.                     Underlying Derivative Security                Form of

                      Date Exercisable       (Instr. 4)                        4.          Derivative

                      and Expiration Date    ------------------------------    Conver-     Security:    6.

                      (Month/Day/Year)                     Amount              sion or     Direct       Nature of

                      ------------------                   or                  Exercise    D) or        Indirect

1.                    Date       Expira-                   Number              Price of    Indirect     Beneficial

Title of Derivative   Exer-      tion                      of                  Derivative  (I)          Ownership

Security (Instr. 4)   cisable    Date       Title          Shares              Security    (Instr. 5)   (Instr. 5)

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common stock

warrants              9/26/01    9/26/06    common stock   500,000                *          D

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* The exercise price is $0.05 per share if before September 26, 2004, $0.06 per share if before September 26, 2005,

  and $0.7 per share if before September 26, 2006.

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Explanation of Responses:

David Pok Beng Kwong

/s/ David Pok Beng Kwong                                     10/19/01

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   **Signature of Reporting Person                             Date

**   Intentional misstatements or omissions of facts constitute Federal Criminal

     Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.

      If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

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